Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. APPOINTS TWO NEW DIRECTORS

ITASCA, IL, August 22, 2016 - First Midwest Bancorp, Inc. (“First Midwest”) (NASDAQ NGS:FMBI), the parent company of First Midwest Bank, today announced the appointment of Kathryn J. Hayley and Frank B. Modruson to its board of directors, effective immediately.

“We are extremely pleased to welcome two highly accomplished business professionals to our board of directors,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “Both bring valuable knowledge and extensive experience gained through many years of serving in senior corporate leadership positions. We look forward to their insight and counsel.”

Ms. Hayley is the chief executive officer of Rosewood Advisory Services, LLC, a management consulting firm. Previously, she was an executive vice president of UnitedHealth Group, Inc., where she oversaw a number of strategic initiatives at this global healthcare company. She formerly served as executive vice president of Aon Group and chief executive officer of Aon Consulting Worldwide and Aon Hewitt Consulting Americas. Prior to Aon, Ms. Hayley was a partner at Deloitte Consulting and on the board of directors of Deloitte & Touche LLP U.S. She currently serves on the board of directors of Tribridge Holdings, LLC, as well as on the boards of the Chicago Shakespeare Theatre and the Milaan Foundation. She holds a Bachelor of Science degree in applied computer science from Illinois State University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Mr. Modruson is president of Modruson & Associates, LLC, a management consulting firm. Mr. Modruson spent the majority of his career at Accenture Plc, a global professional services company, where he served as a client partner and as chief information officer. He currently serves on the boards of directors of Zebra Technologies Corporation (NASDAQ:ZBRA) and Forsythe Technology, Inc., as well as on the boards of the Lyric Opera of Chicago and the Glen Ellyn Volunteer Fire Company. He holds a Bachelor of Science degree in computer science from Dickinson College and a Master of Science degree in computer science from Pennsylvania State University.

About First Midwest

First Midwest is a relationship-based financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, equipment financing, retail, wealth management, trust and private banking products and services through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest’s website is www.firstmidwest.com.

Contact Information:

James M. Roolf
Senior Vice President and Corporate Relations Officer
(630) 875-7533
jim.roolf@firstmidwest.com

First Midwest Bancorp, Inc. | One Pierce Place | Suite 1500 | Itasca | IL | 60143